EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

We have issued our report dated February 11, 2021 on the consolidated balance sheets of Inuvo, Inc. as of December 31, 2020, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended appearing in Inuvo’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange on March 17, 2022. We hereby consent to the incorporation by reference of said report in the Registration Statement of Inuvo, Inc. on Form S-8 for the Inuvo, Inc. 2017 Equity Compensation Plan.

Mayer Hoffman McCann, P.C.
/s/ Mayer Hoffman McCann, P.C.

July 6, 2022
Clearwater, Florida